Exhibit 99.1

POST OFFICE BOX 787

LEBANON, TENNESSEE

37088-0787

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS THIRD QUARTER FISCAL 2020 RESULTS AND PROVIDES BUSINESS UPDATE

LEBANON, Tenn. – June 2, 2020 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the third quarter ended May 1, 2020 and provided an update regarding the impact of the coronavirus disease (“COVID-19”) pandemic on the Company’s business.

COVID-19 Business Update

Beginning in March, the unprecedented circumstances and rapidly changing market conditions caused by the COVID-19 pandemic resulted in significant disruptions to the restaurant industry and to the Company’s business. As previously disclosed, the Company undertook numerous actions in response to the pandemic to bolster its liquidity and to adapt its operations to the current environment.

In connection with its actions addressing the COVID-19 pandemic, the Company provided the following update:

•	For the third quarter of fiscal 2020, when compared to the comparable period in 2019, comparable restaurant sales declined 41.7% and comparable store retail sales declined 45.5%.

•

All Cracker Barrel stores have remained open. However, all stores were operating in an off-premise-only model with no dine-in service from late March through late April, with incremental dine-in openings initiating thereafter.

•

For the week ending May 29, 2020, when compared to the comparable period in 2019, comparable store restaurant sales for stores with limited dine-in service decreased approximately 32% compared to approximately 76% for stores that were limited to an off-premise-only business model.

•	As of May 29, 2020, 505 stores had limited dine-in service, and the Company expects that substantially all stores will have limited dine-in service by the end of June.

	Month	Week	Week	Week	Week
	Ended	Ended	Ended	Ended	Ended
	5/1	5/8	5/15	5/22	5/29
Comparable store restaurant sales	(79%)	(74%)	(62%)	(55%)	(45%)
Comparable store retail sales	(83%)	(73%)	(67%)	(53%)	(38%)
Number of comparable stores with dine-in service available for the full fiscal period	0	15	115	270	434

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

On May 28, 2020 the Company increased outstanding debt by drawing approximately $40 million through an exercise of an accordion feature to increase borrowing capacity under its credit facility. Amounts drawn through the exercise of the accordion feature are scheduled to mature in May 2021.

“The past several months have presented unprecedented challenges for Cracker Barrel, the industry and our country. I believe our strategic priorities, such as accelerating our off-premise business, combined with the rapid actions we took to bolster liquidity, strengthen our business model and adapt our operations to the circumstances have positioned us well for the recovery period to come,” said Cracker Barrel President and Chief Executive Officer Sandra B. Cochran. “I am inspired by the tireless work of our teams and how they continue to deliver our mission of Pleasing People during this difficult time. Our Company also greatly appreciates our loyal guests who love and have continued to support our brand, and we’re looking forward to welcoming them back into our stores. While there continues to be significant uncertainty, and we expect our industry will be challenged in the coming months, Cracker Barrel remains a trusted and highly differentiated brand, and I believe we have the appropriate strategies in place to navigate this environment and to strengthen our business model.”

Third Quarter Fiscal 2020 Results

Revenue

The Company reported total revenue of $432.5 million for the third quarter of fiscal 2020, representing a decrease of 41.5% over the third quarter of the prior year. Cracker Barrel comparable store restaurant sales decreased 41.7% in the third quarter over the prior year quarter, as a 43.6% decrease in comparable store restaurant traffic was marginally offset by a 1.9% increase in average check. Comparable store retail sales decreased 45.5% from the prior year quarter.

Operating Income (Loss)

GAAP operating income (loss) in the third quarter was ($79.0) million, or (18.3%) of total revenue, a decrease from the prior year quarter GAAP operating income of $65.1 million, or 8.8% of total revenue. In the fiscal third quarter, the Company recorded non-cash impairment charges totaling approximately $18.3 million related to store assets. Excluding these impairment charges and approximately $7.1 million in expenses related to COVID-19, adjusted operating income (loss) was ($53.6) million. (See non-GAAP reconciliation below).

Other Events

Additionally, these results reflect the Company’s payment of approximately $17 million to its hourly store employees during the third quarter to provide short-term financial assistance as their hours were being reduced as a result of dining room closures.

In the third quarter, the Company also recorded a non-cash impairment charge of approximately $132.9 million, which represents the approximate total value of its equity investment in Punch Bowl Social and the principal and accumulated interest under the outstanding unsecured indebtedness of Punch Bowl Social held by the Company.

Earnings per Diluted Share

GAAP earnings (loss) per diluted share were ($6.81) compared to prior year third quarter earnings per diluted share of $2.09. Excluding the impairment charges related to store assets, expenses related to COVID-19, the impairment charge related to Punch Bowl Social, and the related tax effects, adjusted earnings (loss) per diluted share were ($1.81). (See non-GAAP reconciliation below).

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

Fiscal 2020 Outlook

As announced on March 18, 2020, the Company withdrew its previously issued fiscal 2020 outlook, including fiscal 2020 earnings guidance, due to the uncertain impact of the COVID-19 pandemic.

Fiscal 2020 Third Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through June 16, 2020.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 664 company-owned Cracker Barrel Old Country Store® locations in 45 states and owns the fast-casual Maple Street Biscuit Company. For more information about the company, visit crackerbarrel.com.

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q3 FY 2020 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of COVID-19 on our business, financial condition and results of operations and of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: risks and uncertainties associated with the COVID-19 pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic; the effects of uncertain consumer confidence; higher costs for energy, general or regional economic weakness, and weather on sales and

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

customer travel; discretionary income or personal expenditure activity of our customers; information technology-related incidents, including data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; uncertain performance of acquired businesses, strategic investments and other initiatives that we may pursue now or in the future, including our acquisition and integration of Maple Street Biscuit Company; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates, increases in borrowed capital or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain, including as a result of COVID-19; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Third Quarter Ended			Nine Months Ended
	5/1/20	5/3/19	Percentage Change	5/1/20	5/3/19	Percentage Change
Total revenue	$432,544	$739,603	(42%)	$2,027,727	$2,284,853	(11%)
Cost of goods sold, exclusive of depreciation and rent	137,138	217,073	(37)	629,159	704,545	(11)
Labor and other related expenses	189,118	267,641	(29)	737,209	802,574	(8)
Other store operating expenses	138,920	152,679	(9)	473,466	461,976	2
General and administrative expenses	28,008	37,125	(25)	106,025	112,284	(6)
Impairment	18,336	0		18,336	0

Operating income (loss)	(78,976)	65,085	(221)	63,532	203,474	(69)
Interest expense	5,298	4,111	29	12,383	12,637	(2)

Income (loss) before income taxes	(84,274)	60,974	(238)	51,149	190,837	(73)
Provision for income taxes	(55,220)	10,560	(623)	(33,752)	32,461	(204)

Loss from unconsolidated subsidiary	(132,878)	0		(142,442)	0
Net income (loss)	($161,932)	$50,414	(421)	($57,541)	$158,376	(136)

Earnings (loss) per share – Basic:	($6.81)	$2.10	(424)	($2.41)	$6.59	(137)

Earnings (loss) per share – Diluted:	($6.81)	$2.09	(426)	($2.41)	$6.57	(137)

Weighted average shares:
Basic	23,777,916	24,041,673	(1)	23,922,360	24,034,878	(0)
Diluted	23,777,916	24,104,432	(1)	23,922,360	24,090,626	(1)
Ratio Analysis
Total revenue:
Restaurant	83.3%	82.5%		80.4%	80.2%
Retail	16.7	17.5		19.6	19.8

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold, (exclusive of depreciation and rent)	31.7	29.3		31.0	30.8
Labor and other related expenses	43.7	36.2		36.4	35.1
Other store operating expenses	32.1	20.7		23.3	20.3
General and administrative expenses	6.5	5.0		5.3	4.9
Impairment	4.3	0.0		0.9	0.0

Operating income (loss)	(18.3)	8.8		3.1	8.9
Interest expense	1.2	0.6		0.6	0.5

Income (loss) before income taxes	(19.5)	8.2		2.5	8.4
Provision for income taxes	(12.8)	1.4		(1.7)	1.5

Loss from unconsolidated subsidiary	(30.7)	0.0		(7.0)	0.0
Net income (loss)	(37.4%)	6.8%		(2.8%)	6.9%

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	5/1/20	5/3/19
Assets
Cash and cash equivalents	$363,330	$167,585
Accounts receivable	12,476	22,190
Inventories	146,279	152,582
Prepaid expenses and other current assets	35,323	18,811
Property and equipment, net	1,151,624	1,166,425
Operating lease right-of-use assets, net	455,179	0
Other assets	65,304	67,477
Goodwill	6,364	0

Total assets	$2,235,879	$1,595,070

Liabilities and Shareholders’ Equity
Accounts payable	$88,052	$115,317
Other current liabilities	265,374	248,439
Long-term debt	940,000	400,000
Long-term operating lease liabilities	456,273	0
Other long-term obligations	93,565	132,814
Deferred income taxes	406	50,477
Shareholders’ equity, net	392,209	648,023

Total liabilities and shareholders’ equity	$2,235,879	$1,595,070

Common shares issued and outstanding	23,693,981	24,044,402

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Nine Months Ended
	5/1/20	5/3/19
Cash flows from operating activities:
Net income (loss)	($57,541)	$158,376
Net loss from unconsolidated subsidiary	142,442	0
Depreciation and amortization	88,292	78,499
Loss on disposition of property and equipment	5,083	7,522
Impairment	19,000	0
Share-based compensation, net of excess tax benefit	4,171	5,672
Noncash lease expense	47,045	0
Decrease in inventories	8,906	3,671
Decrease in accounts payable	(46,045)	(7,015)
Net changes in other assets and liabilities	(124,121)	5,861

Net cash provided by operating activities	87,232	252,586

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(82,645)	(103,259)
Proceeds from sale of property and equipment	1,827	134
Notes receivable from unconsolidated subsidiary	(35,500)	0
Acquisition of business, net of cash acquired	(32,971)	0

Net cash (used in) investing activities	(149,289)	(103,125)

Cash flows from financing activities:
Net proceeds from long-term debt	540,000	0
(Taxes withheld) from issuance of share-based compensation awards	(2,005)	(2,220)
Purchases and retirement of common stock	(55,007)	0
Deferred financing costs	0	(3,022)
Dividends on common stock	(94,485)	(91,290)

Net cash provided by (used in) financing activities	388,503	(96,532)

Net increase in cash and cash equivalents	326,446	52,929

Cash and cash equivalents, beginning of period	36,884	114,656

Cash and cash equivalents, end of period	$363,330	$167,585

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Third Quarter Ended
	5/1/20	5/3/19
Net Change in Company-Owned Units During Quarter:
Cracker Barrel	3	2
Maple Street Biscuit Company	0	n/a
Holler & Dash*	(6)	0
Company-Owned Units in Operation at End of Quarter:
Cracker Barrel	664	659
Maple Street Biscuit Company	28	n/a
Holler & Dash	0	7

Total	692	666

Note*: The Company is currently in the process of converting its former Holler & Dash locations into Maple Street Biscuit Company locations and expects to complete the conversion of these six locations in the coming months. These six locations were temporarily closed during the third quarter of 2020.

	Third Quarter Ended		Nine Months Ended
	5/1/20	5/3/19	5/1/20	5/3/19
Total revenue**: (In thousands)
Restaurant	$355,521	$608,679	$1,615,907	$1,827,925
Retail	72,166	129,475	397,213	452,546

Total revenue	$427,687	$738,154	$2,013,120	$2,280,471

Cost of goods sold** (exclusive of depreciation and rent): (In thousands)
Restaurant	$92,997	$153,486	$412,467	$467,586
Retail	42,905	63,125	212,776	235,538

Total cost of goods sold	$135,902	$216,611	$625,243	$703,124

Average unit volume**: (In thousands)
Restaurant	$535.7	$923.9	$2,442.9	$2,783.0
Retail	108.7	196.5	600.5	689.0

Total	$644.4	$1,120.4	$3,043.4	$3,472.0

Operating Weeks**	8,628	8,565	25,797	25,616

Note**: This information is for Cracker Barrel stores only and excludes Maple Street Biscuit Company and Holler & Dash

	Q3 2020 vs. Q3 2019	9 mo. 2020 vs. 9 mo. 2019
Comparable Cracker Barrel store sales period to period decrease:
Restaurant	(41.7%)	(11.8%)
Retail	(45.5%)	(12.7%)
Number of Cracker Barrel locations in comparable store base:	652	647

- MORE -

Cracker Barrel Reports Third Quarter Fiscal 2020 Results

June 2, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP-basis operating results to non-GAAP operating results

(Unaudited)

In the accompanying press release, the Company makes reference to its third quarter adjusted operating income and earnings per share which exclude non-cash asset impairment charges related to store assets, expenses related to COVID-19, an impairment charge related to its equity investment in Punch Bowl Social and the related tax impacts of these items. The Company believes excluding these items from its financial results provides investors with an enhanced understanding of the Company’s financial results. This information is not intended to be considered in isolation or as a substitute for net income or earnings per share information prepared in accordance with GAAP.

	Third Quarter Ended May 1, 2020
	As Reported	Adjustments (1) (2)	As Adjusted
Total Revenue	$432,544	—	$432,544
Store operating expense	$465,176	($3,947)	$461,229
Impairment	$18,336	($18,336)	$0
General and administrative expense	$28,008	($3,122)	$24,886

Operating Income (loss)	($78,976)	$25,405	($53,571)
Interest Expense	$5,298	$0	$5,298

Pretax Income (loss)	($84,274)	$25,405	($58,869)
Provision for Income Taxes	($55,220)	$39,321	($15,899)
Loss from Unconsolidated Subsidiary	($132,878)	$132,878	$0

Net Income (loss)	($161,932)	$118,962	($42,970)

Earnings (loss) per Share—Basic	($6.81)	$5.00	($1.81)
Earnings (loss) per Share—Diluted	($6.81)	$5.00	($1.81)

	Nine Months Ended May 1, 2020
	As Reported	Adjustments (1) (2)	As Adjusted
Total Revenue	$2,027,727	—	$2,027,727
Store operating expense	$1,839,834	($3,947)	$1,835,887
Impairment	$18,336	($18,336)	$0
General and administrative expense	$106,025	($3,122)	$102,903
Operating Income	$63,532	$25,405	$88,937
Interest Expense	$12,383	$0	$12,383

Pretax Income	$51,149	$25,405	$76,554
Provision for Income Taxes	($33,752)	$41,569	$7,817
Loss from Unconsolidated Subsidiary	($142,442)	$142,442	$0

Net Income (loss)	($57,541)	$126,278	$68,737

Earnings (loss) per Share—Basic	($2.41)	$5.28	$2.87
Earnings (loss) per Share—Diluted	($2.41)	$5.28	$2.87

(1)

Adjusted for non-cash impairment charges related to store assets, expenses related to COVID-19, and impairment charge related to equity investment in Punch Bowl Social. This adjustment does not include the approximately $17 million one-time payment the Company made to its hourly store employees during the third quarter to provide short-term financial assistance as their hours were being reduced as a result of dining room closures.

(2)

These adjustments include the tax impacts on the actual tax benefits recorded in the Condensed Consolidated Income Statement, including the deferral of recognition for the tax benefits of capital loss on impairment of the unconsolidated subsidiary.

- END -